EXHIBIT 8.1

LAW OFFICES Silver, Freedman & Taff, L.L.P. A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS 3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTLAW.COM

September 19, 2007

Board of Directors
Sound Financial, Inc.
2005 Fifth Avenue, Second Floor
Seattle, Washington 98121

Re:	Proposed Reorganization to Mutual Holding Company Structure and Minority Public Offering (the "Reorganization")

Dear Board Members:

In connection with the Reorganization, we render the following opinion of counsel. Capitalized terms used herein that are not expressly defined herein shall have the meaning ascribed to them in the amended Plan of Reorganization and Stock Issuance dated July 25, 2007 (the "Plan").

FACTS

Sound Community Bank ("Bank") is a federally chartered mutual savings bank engaged in thrift and thrift-related businesses. As a mutual entity, Bank does not have any authorized capital stock. Instead, holders of Bank deposit accounts have liquidation and voting rights in Bank.

The Board of Directors of Bank believes that a mutual holding company structure will provide for increased flexibility in future operations, borrowings and the public or private offering of debt and equity securities. Bank also is expected to benefit from its management and other personnel having a stock ownership in its business, since stock ownership is viewed as an effective performance incentive and a means of attracting, retaining, and compensating management and other personnel.

The Reorganization will be implemented pursuant to the Plan as follows:

  Bank will organize Sound Interim One, an interim federal stock savings bank as a wholly-owned subsidiary;

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Board of Directors
Sound Community Bank
September 19, 2007

  Sound Interim One will organize Sound Interim Two, an interim federal stock savings bank as a wholly-owned transitory subsidiary of Sound Interim One;

  Sound Interim One also will organize the Stock Holding Company, a federal stock corporation as a wholly-owned subsidiary of Sound Interim One;

  The following events will then occur simultaneously:

(a)	Bank will exchange its federal mutual charter for a federal stock savings bank charter, thereby converting to a federal stock savings bank ("Stock Bank");
(b)	Members will constructively receive shares of common stock in Stock Bank in exchange for their mutual ownership interests in Bank;
(c)	Sound Interim One will cancel its outstanding stock and exchange its federal stock charter for a federal mutual holding company charter, thereby converting to a mutual holding company ("MHC");
(d)	Sound Interim Two will merge with and into Stock Bank with Stock Bank surviving; in connection with such merger, the shares of Sound Interim Two common stock owned by MHC immediately prior thereto shall be converted into and become shares of Stock Bank common stock and the Members who constructively received the initially issued common stock in Stock Bank will be deemed to have transferred all of their stock interest in Stock Bank to MHC in exchange for membership/mutual interests in MHC; and

(e)	MHC will contribute all of the outstanding shares of common stock of Stock Bank to Stock Holding Company.
  Immediately after completion of the events set forth in subpart (4) above, Stock Holding Company intends, subject to and in accordance with the provisions of the Plan, to sell up to, but no more than, 48% of its Common Stock in the Stock Offering.

  In connection with the Reorganization and Stock Offering, the Stock Holding Company will donate 1% of its Common Stock and $200,000 in cash to a charitable foundation to be established by Bank.

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Board of Directors
Sound Community Bank
September 19, 2007

OPINION

Based solely on the information contained herein and our reliance on the accuracy of the Representation Letter of Bank of even date herewith, which is attached hereto, we are of the following opinion:

  Continuity of ownership interest will be satisfied by the Members of Bank constructively exchanging their membership/mutual interests in Bank for ownership interests in Stock Bank, notwithstanding that such Members will immediately thereafter exchange their constructive ownership interests in Stock Bank for membership/mutual interests in MHC.

  The conversion of Bank from mutual to stock form (the "Conversion") in the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

  No gain or loss will be recognized by Bank or Stock Bank in the Conversion.

  The exchange of constructive ownership interests in Stock Bank by the Members for mutual membership interests in MHC will constitute a tax-free exchange of property solely for voting "stock" pursuant to Section 351 of the Code. Mutual membership interests in MHC will be treated as "stock" within the meaning of Section 351(a) of the Code.

  No gain or loss will be recognized by Members on the transfer of their ownership interests in Bank solely for a constructive stock interest in the Stock Bank followed by an exchange of their constructive stock interests in the Stock Bank solely for membership/mutual interests in the MHC. (Code Section 351(a)).

  The transfer by MHC of the common stock of Stock Bank to Stock Holding Company will constitute a tax-free exchange of property solely for voting stock pursuant to Section 351 of the Code.

  MHC will not recognize any gain or loss upon the transfer of Stock Bank common stock to Stock Holding Company (Code Section 351(a)).

  Stock Holding Company will not recognize any gain or loss on its receipt of Stock Bank common stock from MHC (Code Section 1032(a)).

  No gain or loss will be recognized by Stock Holding Company upon its receipt of money in exchange for shares of its Common Stock issued pursuant to the Stock Offering (Code Section 1032(a)).

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Board of Directors
Sound Community Bank
September 19, 2007

  No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the issuance to them of deposit accounts in Stock Bank in the same dollar amounts and on the same terms and conditions in exchange for their deposit accounts in Bank held immediately prior to the Conversion. (Code Section 1001(a); Treas. Reg. Section 1.1001-1(a)).

  Depositors of Bank will realize gain, if any, upon the receipt of subscription rights to acquire Common Stock of Stock Holding Company in the Stock Offering. Any gain resulting therefrom will be recognized only in an amount not in excess of the fair market value of the subscription rights received. Since the subscriptions rights are acquired by recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase Stock Holding Company Common Stock at a price equal to its fair market value without any purchase price advantage over purchasers in the Direct Community Offering or Public Offering who do not have subscription rights, we do not believe the subscription rights have any taxable value at the time of distribution or exercise. Moreover, we are not aware of the Internal Revenue Service asserting or claiming in any previously completed similar conversion transaction involving a thrift institution that subscription rights have any market value at the time of distribution or at the time they are exercised. Based upon the foregoing, we conclude that it is more likely than not that (a) no taxable income will be recognized by Members including Depositors of Bank upon the distribution to them of subscription rights or upon the exercise or lapse of the subscription rights to acquire Stock Holding Company Common Stock at fair market value; and (b) no taxable income will be realized by Bank, Stock Bank or Stock Holding Company on the issuance or distribution of subscription rights to Members including Depositors of Bank to purchase shares of Stock Holding Company Common Stock at fair market value. (Section 311 of the Code).

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Stock Holding Company and/or Bank or Stock Bank may be taxable on the distribution of the subscription rights. (Section 311 of the Code). In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.

No opinion is expressed as to the tax treatment of the Reorganization under other provisions of the Code and Income Tax Regulations or about the tax treatment of any conditions existing at the time of or effects resulting from the Reorganization that are not specifically covered in our opinions hereinabove.

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Board of Directors
Sound Community Bank
September 19, 2007

We hereby consent to the filing of this opinion as an exhibit to Bank's regulatory filings and applications seeking approval of the Reorganization from the OTS and to Stock Holding Company's Registration Statement on Form SB-2 as filed with the SEC.

Sincerely,

/s/ Silver, Freedman & Taff, L.L.P.

SILVER, FREEDMAN ∓ TAFF, L.L.P.